Supplement Dated October 1, 2015 to your Prospectus Dated May 1, 2015

The Board of Trustees of the below-referenced Fund has approved a change in the name of the Fund whereby the Fund would remove the word “Advantage” from its name.  Therefore, effective December 15, 2015, the following Fund name, which appears in “The Funds” sub-section of “General Contract Information” in your prospectus, will change as follows:

Funding Option Current Name	Funding Option Name Effective December 15, 2015
Wells Fargo Advantage VT Discovery Fund	Wells Fargo VT Discovery Fund

This Supplement Should Be Retained For Future Reference.

HV-7625